Exhibit 99.1

Windtree Therapeutics Completes $10.5 Million Private Offering

Company Now Adequately Funded Through AEROSURF® Phase 2b Data in Mid-2017

WARRINGTON, PA - February 15, 2017 - Windtree Therapeutics, Inc. (Nasdaq: WINT), a biotechnology company focused on developing aerosolized KL4 surfactant therapies for respiratory diseases, today announced that it has completed a $10.5 million private placement of convertible preferred stock units and now expects that it has sufficient capital to fund its operations through the AEROSURF® phase 2b clinical trial data release in mid-2017.

Windtree has received gross proceeds of approximately $10.5 million (including approximately $1.6 million in non-cash consideration in the form of a reduction in future payments of current development services expenses) from the sale of 7,049 Series A Convertible Preferred Stock Units at a purchase price per unit of $1,495.  Each unit consists of one share of Series A Convertible Preferred Stock, which is convertible into 1,000 shares of the Company's common stock, and 1,000 Series A-1 seven-year warrants to purchase one share of the Company’s common stock at an exercise price of $1.37.

In connection with the closing, Windtree has entered into a Registration Rights Agreement with the buyers of the units to provide for registration of the shares of common stock issuable upon conversion of the Preferred Stock and exercise of warrants. The Company agreed to use commercially reasonable efforts to file a registration statement with the Securities and Exchange Commission within 50 calendar days following the closing date of the private placement, and to cause such registration statement to be declared effective by the Securities and Exchange Commission within periods designated in the Registration Rights Agreement.

Both existing and new investors participated in this financing. In addition, certain officers and directors of the Company participated in the private placement and purchased an aggregate of 67 Series A Convertible Preferred Stock Units.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements. The securities were offered only to accredited investors.

Terms of the private placement can be found in a Form 8-K to be filed with the Securities and Exchange Commission.

About Windtree Therapeutics

Windtree Therapeutics, Inc. is a clinical-stage biotechnology company focused on developing novel surfactant therapies for respiratory diseases and other potential applications. Windtree's proprietary technology platform includes a synthetic, peptide-containing surfactant (KL4 surfactant) that is structurally similar to endogenous pulmonary surfactant and novel drug-delivery technologies being developed to enable noninvasive administration of aerosolized KL4 surfactant. Windtree is focused initially on improving the management of respiratory distress syndrome (RDS) in premature infants and believes that its proprietary technology may make it possible, over time, to develop a pipeline of KL4 surfactant product candidates to address a variety of respiratory diseases for which there are few or no approved therapies.

For more information, please visit the Company’s website at www.windtreetx.com.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Examples of such risks and uncertainties, including those related to projections of future cash balances and anticipated cash outflows, risks related to

Windtree’s securities offering and its development activities and programs, are described in Windtree’s filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Contact Information:

John Tattory

Senior Vice President and Chief Financial Officer

215.488.9418

jtattory@windtreetx.com